EX-28.d.2.n.i

EXHIBIT A

AMENDED AND RESTATED

SUBADVISORY AGREEMENT

AMONG

NATIONWIDE VARIABLE INSURANCE TRUST,

NATIONWIDE FUND ADVISORS

AND INVESCO ADVISERS, INC.

Effective March 24, 2008, as amended and restated June 1, 2010

As amended March 18, 2011*

Funds of the Trust	Subadvisory Fees
NVIT Multi-Manager International Growth Fund

0.45% on Subadviser Assets up to $250 million;

0.40% on Subadviser Assets of $250 and more but less than $500 million;

0.375% on Subadviser Assets of $500 million and more but less than $1 billion;

0.35% on Subadviser Assets of $1 billion and more

Van Kampen NVIT Comstock Value Fund

0.35% on Subadviser Assets up to $50 million;

0.30% for Subadviser Assets of $50 million and more, but less than $250 million;

0.25% for Subadviser Assets of $250 million and more, but less than $500 million;

0.20% for Subadviser Assets of $500 million and more

NVIT International Equity Fund	0.40% on all Subadviser Assets

NVIT Worldwide Leaders Fund	0.40% on all Subadviser Assets

*	As approved at the Board of Trustees Meeting held on March 11, 2011.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Exhibit A on the effective date set forth above.

TRUST NATIONWIDE VARIABLE INSURANCE TRUST

By:	/s/ Michael S. Spangler
Name: Michael S. Spangler
Title: President

ADVISER
NATIONWIDE FUND ADVISORS

By:	/s/ Michael S. Spangler
Name: Michael S. Spangler Title: President

SUBADVISER INVESCO ADVISERS, INC.

By:	/s/ Todd L. Spillane
Name: Todd L. Spillane Title: Chief Compliance Officer